EXHIBIT 99.1
                           [FLEXIBLE SOLUTIONS LOGO]

THE WALL STREET GROUP, INC.                        COMPANY CONTACT: DAVID KATZOV
32 EAST 57TH STREET                                                 GRANT MOONIE
NEW YORK, NEW YORK 10022                                          (250) 477 9821
(212) 888-4848                                                   JENS BIERTUMPEL
                                                                  (604) 682 1799

     FLEXIBLE SOLUTIONS HAS 98% REVENUE INCREASE FOR 6 MONTHS ENDED JUNE 30

  SLIGHT LOSS MAINLY ATTRIBUTED TO INCREASED R&D AND MARKETING COSTS; SALES OF
                    WATER$AVR PRODUCT EXPECTED TO ACCELERATE

VICTORIA, BRITISH COLUMBIA, JULY 30, 2003 - FLEXIBLE SOLUTIONS INTERNATIONAL INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water conservation technology today announced that revenues for the six months ended June 30 exceeded $2 million, a 98% increase over the year-ago period.

Revenues for the three months ended June 30, 2003, increased 10% to $736,459, compared with $665,245 in the corresponding period a year ago. The Company reported a net loss of $235,841, or ($0.02) per basic average share compared with a net profit of $22,662, or nil per basic average share in the second quarter of 2002. Weighted average basic shares outstanding used in computing per share amounts were 11,709,916 and 9,893,726, respectively.

For the six-months ended June 30, 2003, revenues rose to $2,067,993, a 98% increase over the $1,041,865 for the year ago period. A net loss of ($3,269), or nil per basic average share compared with a net profit of $43,282, or nil per basic average share in the first six months of 2002. Weighted average basic shares use in computing per share amounts for the six months were 11,677,988 and 9,645,061, respectively.

"The year-over-year increase in revenue is significant and satisfying," stated Daniel B. O'Brien, Chief Executive Officer of Flexible Solutions. "The slight net loss for the six months can be primarily attributed to the cost of expanding our sales force in anticipation that sales of the our flagship Water$avr product will accelerate through the second half of the year, as well as increased costs for research and development as we hasten efforts to get our proposed new products for crop enhancement and mosquito disease control to market more quickly."

Flexible Solutions previously announced that multiple laboratory trials have shown that the Company's Water$avr evaporation control product can be used to effectively and inexpensively spread an environmentally safe mosquito control agent. In addition, the Company is developing an enhanced version of Water$avr utilizing patented azo spirillium manufactured by Tatko Inc. of Peoria, Illinois, which Flexible Solutions is exclusively marketing to the world rice industry.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. Its Water$avr division is based in Yorkville, Ill. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world.

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
Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Water$avr, which is patented, has been certified by the United Nations, the National Sanitation Foundation
(NSF) and meets the drinking water standards of the American National Standard Institute (ANSI). Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Tropical Fish(TM) product targets the residential swimming pool market.

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

..
                                 (TABLE FOLLOWS)

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   (UNAUDITED)

                                            THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,

                                              2003              2002             2003              2002
                                             ------            ------           ------            ------
Revenue                                   $ 736,459         $ 665,245      $ 2,067,993       $ 1,041,865

Net Income (Loss)                         $(235,841)        $  22,622      $    (3,269)      $    43,282

Net Income (Loss) Per
Common Share - Basic                      $   (0.02)        $     nil      $       nil       $       nil

Weighted Average Shares
Used in Computing
Per Share Amounts - Basic                11,709,916         9,893,726       11,677,988         9,645,601